Exhibit 99.1

FOR IMMEDIATE RELEASE

BIOCARDIA REPORTS THIRD QUARTER 2022 BUSINESS HIGHLIGHTS AND FINANCIAL RESULTS

Sunnyvale, Calif. – November 9, 2022 - BioCardia, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today reports financial results for the third quarter of 2022 and filed its quarterly report on Form 10-Q for the three and nine months ended September 30, 2022 with the United States Securities and Exchange Commission (SEC). The Company will also hold an update conference call today at 4:30 PM ET. Following management’s formal remarks, there will be a question-and-answer session.

“Our team has delivered solid progress on our programs and business development initiatives this past quarter,” said Peter Altman, Ph.D., President, and CEO. “Recent data from our pivotal CardiAMP autologous cell therapy in heart failure trial (BCDA-01) is compelling. The Data Safety Monitoring Board’s support for implementing an adaptive design based on the data in hand is encouraging and we continue to drive toward implementing an adaptive statistical analysis plan in the coming months with the involvement of the study’s executive steering committee and the FDA. An adaptive statistical analysis plan will enable the study to be powered based on the ongoing trial data and may allow earlier study readout. This is coupled with excitement around early clinical outcomes in our roll-in phase of the pivotal chronic myocardial ischemia program with CardiAMP autologous cell therapy (BCDA-02), the anticipated FDA approval in December of our recently filed IND for our allogeneic “off the shelf” cell therapy for heart failure (BCDA-03), and our expected treatment of a first patient with the same cells manufactured in our new facility for the treatment of acute respiratory distress (BCDA-04). We have a modest burn rate due to our program synergies, with nondilutive funding from CMS and have active business development initiatives to strengthen our balance sheet well underway.”

RECENT BUSINESS HIGHLIGHTS:

CardiAMP® Autologous Cell Therapy

The Company’s lead platform, CardiAMP cell therapy, is an autologous cell therapy being advanced for two actively enrolling indications in pivotal clinical trials: ischemic heart failure and chronic myocardial ischemia, with an estimated combined 1.6 million patients in a total addressable US market.

>

The CardiAMP Cell Therapy Heart Failure Trial (BCDA-01) is a Phase III 260-patient randomized controlled clinical study intended to provide the primary data to support safety and efficacy in pursuit of market approval, and which has been granted FDA Breakthrough designation.

>

In July 2022, the Company had its second consultation with Japan’s Pharmaceutical and Medical Device Agency regarding potential approval of CardiAMP for the treatment of ischemic heart failure in Japan based on existing data. Throughout the third quarter, efforts developing the submission to PMDA for a third formal consultation continued and are substantially complete.

>

In August, the independent Data Safety Monitoring Board (DSMB) completed a prespecified data review, including a risk-benefit assessment. Following the review, the DSMB indicated that it had no significant safety concerns and recommended that the study continue as designed.

>

Blinded results across more than 100 patients past the primary one-year endpoint (including treated and control patients) are showing a survival rate at one year follow-up that is greater than that observed in recent similar large pivotal trials in patients with heart failure with reduced ejection fraction.  For study subjects followed through the key visit dates in this study, mean health outcomes across both treated and control patients including six-minute walk distance test, patient status assessed by New York Heart Association class, quality of life measured using the Minnesota Living with Heart Failure questionnaire, and heart function assessment such as left ventricular ejection fraction, are demonstrating favorable trends for meaningful clinical improvement.

>

The DSMB also recommended that the Company consider implementing an adaptive statistical analysis plan, which could enable an early readout for study treatment efficacy. Efforts are underway to have an adaptive statistical analysis plan in place by the next DSMB review anticipated in March 2023.

>

In October 2022, at the Heart Failure Society of America annual meeting, two-year data on the ten-patient roll-in cohort was presented with 100% survival and trends towards benefit across multiple endpoints.

>

In October 2022, an update to www.CardiAMP.com, a website to educate patients and physicians about the clinical trial sponsored by BioCardia, went live. For the first time, the Company has patients who can share their experiences with other patients, which we feel has promise to enhance enrollment and awareness in the ongoing pivotal trial.

>

The CardiAMP Chronic Myocardial Ischemia Trial (BCDA-02) is a Phase III, multi-center, randomized, double-blinded, controlled study of up to 343 patients at up to 40 clinical sites. The Phase III pivotal trial is designed to provide the primary support for the safety and efficacy of the CardiAMP Cell Therapy System for the indication of chronic myocardial ischemia. This therapeutic approach uses many of the same novel aspects as the CardiAMP Heart Failure Trial and is expected to leverage our experience and investment in the heart failure trial. This program benefits from the 2022 CMS reimbursement at up to $20,000. The trial has been activated at two centers and the Company is working to activate additional centers. Early clinical data from the roll in cohort is showing safety with remarkable benefits in exercise tolerance time and we are working to deliver data on this cohort and advance to the randomized cohort.

NK1R+ Allogeneic Cell Therapy for Cardiac and Pulmonary Disease

The Company’s second therapeutic platform, the investigational culture expanded bone marrow derived allogeneic, Neurokinin-1 receptor positive mesenchymal stem cells (NK1R+ MSC) therapy is being advanced for ischemic heart failure and Acute Respiratory Distress Syndrome, both enormous unmet medical needs.

>

The Company is working to secure FDA approval of an Investigational New Drug (IND) application for a Phase I/II trial to deliver these cells for the treatment of ischemic systolic heart failure (BCDA-03). The IND for this program was filed with FDA CBER in early November 2022 and the Company anticipates FDA approval in December 2022.

>

Earlier in 2022, the Company secured FDA approval of an Investigational New Drug (IND) application for its Phase I/II trial to deliver these cells for the treatment of adult patients recovering from Acute Respiratory Distress Syndrome (ARDS) due to COVID-19 (BCDA-04). The first clinical study manufacturing run from our Sunnyvale facility was completed during the quarter, with cells cryopreserved, awaiting final longer lead time test data expected in November for lot release before they are able to be shipped to centers for patients in the clinical study. This manufacturing batch has potential to be sufficient for the entire Phase I portion of the Phase I/II trial. Late-stage discussions with world class clinical centers for the clinical trial are in progress.

Partnering and Collaborations

>

In August, the Company entered into an agreement with BlueRock Therapeutics LP for the delivery of BlueRock’s cell therapy product candidates for the treatment of heart failure utilizing BioCardia’s minimally invasive delivery product candidates. Under the terms of the agreement, BioCardia received a sizeable up-front payment, a portion of which is creditable for biotherapeutic delivery products and support services.  The agreement has an option to negotiate for a non-exclusive world-wide license to BioCardia’s biotherapeutic delivery product candidates for certain cell types for cardiac indications and is time limited.

Third Quarter 2022 Year-to-Date Financial Results:

>

Revenues increased to approximately $1.2 million in the nine months ended September 2022, compared to approximately $0.9 million in the nine months ended September 2021, primarily due to the timing of fulfillment of deliverables and completion of collaborative agreements.

>

Research and development expenses increased to approximately $6.6 million in the nine months ended September 2022 compared to approximately $6.4 million in the nine months ended September 2021, primarily due to increased expenses in support of the CardiAMP Heart Failure Trial.

>

Selling, general and administrative expenses decreased to approximately $3.5 million in the nine months ended September 2022 compared to approximately $3.7 million in the nine months ended September 2021, primarily due to lower stock compensation expense.

>

Our net loss was approximately $8.9 million in the nine months ended September 2022, compared to approximately $9.2 million in the nine months ended September 2021, primarily due to increased collaboration revenue.

>	Net cash used in operations in the nine months ended September 2022 was approximately $7.6 million, as compared to approximately $7.4 million in the nine months ended September 2021.

ANTICIPATED UPCOMING MILESTONES AND EVENTS:

>	BCDA-01:

-	Data Safety Monitoring Board anticipated in Q1 2023, including potential statistical analysis plan in place to enable early readout.

-	Third consultation with Japan’s PMDA and submission for approval of CardiAMP Cell Therapy System for the treatment of ischemic heart failure in Japan.

>	BCDA-02: CardiAMP Chronic Myocardial Ischemia Phase III pivotal trial roll-in safety roll-in cohort data in Q1 2023.

>	BCDA-03: FDA approval of the Phase I/II IND for our NK1R+ MSC program for the treatment of ischemic heart failure in Q4 2022.

>	BCDA-04: treatment of the first patient in our NK1R+ MSC Phase I/II program for the treatment of ARDS resulting from COVID-19 in Q4 2022.

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP™ autologous and NK1R+ allogeneic cell therapies are the Company’s biotherapeutic platforms that enable four product candidates in development. The CardiAMP Cell Therapy Heart Failure Trial investigational product has been granted Breakthrough designation by the FDA, has CMS reimbursement, and is supported financially by the Maryland Stem Cell Research Fund. The CardiAMP Chronic Myocardial Ischemia Trial also has CMS Reimbursement. The Company's current products include the Helix™ transendocardial delivery system, which it partners selectively with other biotherapeutic companies requiring local delivery to the heart. For more information visit: www.BioCardia.com.

Conference call access:

Participants can register for the conference by navigating to https://dpregister.com/sreg/10173215/f513fb1554.  Please note that registered participants will receive their dial-in number upon registration.  For those who have not registered, to listen to the call by phone, interested parties within the U.S. should call 1-833-316-0559 and international callers should call 1-412-317-5730. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the BioCardia call. The conference call will also be available through a live webcast, which can be accessed through the following link https://event.choruscall.com/mediaframe/webcast.html?webcastid=HNo6ZMgq.

A webcast replay of the call will be available approximately one hour after the end of the call through February 9, 2023, at the above links. A telephonic replay of the call will be available through November 23, 2022 and may be accessed by calling 1-877-344-7529 (domestic), 1-412-317-0088 (international), or 855-669-9658 (Canada) by using access code 1510135 or by the following link: https://services.choruscall.com/ccforms/replay.html.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to regulatory discussions in Japan, additional sites participating in the Company’s clinical trials, the efficacy and safety of our products and therapies, preliminary conclusions about new data, the achievement of any of the anticipated upcoming milestones, statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans, the ability to enter into licensing and partnering arrangements, and overall market conditions. We may find it difficult to enroll patients in our clinical trials due to many factors, some of which are outside of our control. Slower than targeted enrollment could delay completion of our clinical trials and delay or prevent development of our therapeutic candidates. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2022, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

###

Media Contact:
Anne Laluc, Marketing
Email: alaluc@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120

BioCardia, Inc.

Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months ended September 30,		Nine Months ended September 30,
	2022	2021	2022	2021
Revenue:
Net product revenue	$2	$1	$3	$1
Collaboration agreement revenue	210	820	1,243	935
Total revenue	212	821	1,246	936
Costs and expenses:
Research and development	2,144	2,240	6,634	6,443
Selling, general and administrative	1,128	1,289	3,495	3,662
Total costs and expenses	3,272	3,529	10,129	10,105
Operating loss	(3,060)	(2,708)	(8,883)	(9,169)
Other income (expense):
Total other income, net	3	2	4	7
Net loss	$(3,057)	$(2,706)	$(8,879)	$(9,162)

Net loss per share, basic and diluted	$(0.17)	$(0.16)	$(0.51)	$(0.54)

Weighted-average shares used in computing net loss per share, basic and diluted	17,844,991	17,066,068	17,523,837	16,867,652

BioCardia, Inc.

Selected Balance Sheet Data

(amounts in thousands)

	September 30,	December 31,
	2022(1)	2021(1)

Assets:
Cash and cash equivalents	$6,667	$12,872
Other current assets	487	609
Property, equipment and other noncurrent assets	2,025	2,237
Total assets	$9,179	$15,718
Liabilities and Stockholders’ Equity
Current liabilities	$3,684	$3,712
Operating lease liability - noncurrent	1,398	1,631
Total stockholders’ equity	4,097	10,375
Total liabilities and stockholders’ equity	$9,179	$15,718

(1)  September 30, 2022 amounts are unaudited. December 31, 2021 amounts were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission on March 29, 2022.